0FFITBANK

Dear OFFITBANK Client,

I want to share some important information with you about the merger of the OFFIT Funds with Evergreen Investments. (Evergreen is a family of funds owned by our parent company, the Wachovia Corporation). The purpose of the merger is to provide you, the OFFIT Fund shareholder, an enhanced product offering as well as extraordinary service.

A proxy will be needed to approve these changes and will require your vote as a shareholder at the meeting scheduled for November 1, 2002. Pending shareholder approval, the OFFIT Funds will become Evergreen-OFFIT Funds, joining an enhanced fund line up and benefiting from a team-based approach to portfolio management.

The Value of Team-Based Investment Management

From an investment management perspective, we are particularly focused on this transition and are working to ensure a seamless transition.

Similar to OFFIT, Evergreen's highly talented investment professionals work on a team basis. Unlike consensus-driven team structures, Evergreen's team structure promotes an environment of creative competition to leverage individual ideas for the benefit of investors.

Each team generates its own research and analysis in an environment that encourages independent thinking and decision-making. But each team also has access to the best thinking of the other teams, leveraging our research across the entire organization. The result: all ideas are open to challenge and collaboration and sound ideas are shared across teams to the benefit of all clients.

Specialized teams, shared disciplines

At OFFITBANK, we are excited that our investment managers will become an integral part of this team-based management process. Evergreen portfolio managers and analysts as well as the newly integrated OFFIT managers and analysts will work together in teams that focus on delivering superior results within carefully defined investment styles and within their areas of expertise.

World-Class Service

I also want to tell you that the current directors of the OFFIT Funds have each agreed to serve as advisors to the new Evergreen-OFFIT Funds for a period of three years enhancing our ability to see that you continue to be well served. Additionally, Evergreen has earned Dalbar's Mutual Fund Service award for the last three years.

The Fund has filed a preliminary proxy statement with the SEC. Shareholders are urged to read the proxy statement once it becomes available as it contains important information. You should expect to receive a copy of the proxy statement in the mail the week of September 30, 2002. The proxy statement and other relevant documents are also available at no charge from the SEC's web site at www.sec.gov.

I appreciate your support of this integration and welcome any questions you may have. If you should have any questions, please contact a Shareholder Services Representative at 800.343.2898, Monday through Friday 8:00am to 6:00pm, EST.

As always we look forward to providing you the world-class service you have come to expect.

Sincerely,